Exhibit 10.1

Visa Inc. Incentive Plan (VIP)

Plan Document

(As Amended and Restated Effective January 27, 2011)

Section 1: DEFINITIONS

1.1	Board: the Board of Directors of Visa Inc.

1.2	CEO: Chief Executive Officer of Visa Inc.

1.3	Code: the Internal Revenue Code of 1986, as amended.

1.4	Compensation Committee: the Compensation Committee of the Board, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Code Section 162(m).

1.5	Company: Visa Inc. and its Company Affiliates.

1.6	Company Affiliate: any trade or business (whether or not incorporated) of which at least 25% is owned, directly or indirectly, by Visa Inc.

1.7	Corporate Goals: the goal(s) (or combined goal(s)) determined by the Compensation Committee (in its discretion) to be applicable to a Participant with respect to payments hereunder. As determined by the Compensation Committee, the Corporate Goals applicable to a payment hereunder may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Cash Flow, (e) Operating Margins, Gross Margin, Cash Margin or Profit Margin, (f) Operating Income or Operating Profit, (g) Assets or Return on Assets, (h) Stockholder Equity or Return on Equity, (i) Return on Capital, (j) Economic Value Added and (k) Stock Price or Total Stockholder Return, or such similar objectively determinable financial or other measures as may be adopted by the Compensation Committee. The Corporate Goals may be based on absolute target numbers or relative results in one or more such categories compared to a prior period. The measures which constitute the Corporate Goals may, at the discretion of the Compensation Committee, be based on pro forma numbers and may, as the Compensation Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Corporate Goals may differ from Participant to Participant. In establishing a Corporate Goal, the Compensation Committee may, to the extent doing so does not cause any amount payable hereunder that is intended to be performance-based compensation under Code Section 162(m) to cease to so qualify, provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

1.8	Disability: the termination of employment of a Participant due to the Participant’s permanent disability (as determined pursuant to the Company’s or its Affiliate’s long-term disability plan under which the Participant is covered from time to time).

1.9	Employee: any “regular” full-time or part-time active employee (as defined in the Company’s Employee Handbook) of the Company, as determined by the Company and reported as a common law employee on the payroll records of the Company. Employee excludes every other individual, including employees classified as temporary under the Company’s policies, leased employees, consultants, and independent contractors (including freelancers), regardless of whether a court or administrative agency subsequently determines that such individuals are common law employees.

1.10	Maximum Award: means as to any 162(m) Covered Employee, $10 million per Performance Period.

1.11	Normal Retirement: termination of a Participant’s employment due to the Participant’s termination at or after attainment of normal retirement eligibility under the generally applicable retirement plan of the Company or its Affiliate under which the Participant is covered in his or her home country.

1.12	Participant: an Employee who satisfies the requirements of Section 3 and who is not excluded from participation under the Plan.

1.13	Performance Period: the fiscal year beginning October 1 and ending September 30, which shall also be the Plan Year.

1.14	Performance Period Pool: The pool established for each Performance Period from which awards may be granted and paid, if any.

1.15	Plan: this Visa Inc. Incentive Plan, as amended and restated.

1.16	Plan Year: the fiscal year beginning October 1 and ending September 30.

1.17	Severance Notice Period: is the period, if any, between the date on which the Company provides notice of the severance, or the Notice Date as defined in the applicable Company severance plan or arrangement, and the Employee’s termination date.

1.18	Threshold Corporate Goal: the threshold Corporate Goal or Goals set by the Compensation Committee with respect to each Performance Period.

1.19	162(m) Covered Employee: any Participant for whom the Compensation Committee intends that all or any portion of an award hereunder constitute performance-based compensation under Code Section 162(m).

Section 2: OBJECTIVE

The Plan is a global annual incentive program designed to reward Employees whose performance during the fiscal year enabled the Company to achieve favorable business results. The Plan focuses Employee efforts on the achievement of specific goals in support of Company’s business strategy and provides for an opportunity to receive annual payouts based on individual and corporate performance. The Plan is intended to permit the payment of amounts that constitute performance-based compensation under Code Section 162(m) as well as payments not intended to constitute performance-based compensation under Code Section 162(m).

Section 3: ELIGIBILITY

3.1	Unless otherwise determined by the Compensation Committee, eligibility to participate in the Plan is automatic for all Employees hired or rehired by July 1 of the Plan Year ending September 30, who do not participate in any other Company annual incentive plan.

3.2	To be eligible for consideration for an award, a Participant must be employed by the Company and actively performing his or her job for a minimum of three months during the Plan Year with continued employment through the date of CEO or Compensation Committee approval as required in Section 5, except as provided below in the event of death, Disability or Normal Retirement.

3.3	If a Participant dies or terminates employment due to Normal Retirement or Disability during the Plan Year, the Employee may be eligible for a prorated payout for the portion of the year the Participant was employed by the Company subject to and in accordance with Section 6.9. A Participant not actively at work during a Severance Notice Period or while on military leave will be treated as actively at work for purposes of this Section 3.3 to the extent required by applicable law.

Section 4: INCENTIVE AWARDS

4.1	Performance Period Award Pool; Threshold Corporate Goals.

The Compensation Committee may establish with respect to each Performance Period a Performance Period Pool from which incentive awards may be granted to Participants, subject to the achievement of one or more Threshold Corporate Goals, as determined by the Compensation Committee in its discretion, provided that notwithstanding any other provision in the Plan, the incentive award amount to be paid out to any 162(m) Covered Employee with respect to any Performance Period shall not exceed the Maximum Award. Awards granted to Participants also may be subject to other corporate and/or individual performance goals, subject to the terms and conditions described below.

4.2	Additional Performance Goals.

Individual incentive awards also may be subject to additional corporate goals or individual performance goals, the targeted achievement of which may be expressed as a percentage of a Participant’s pay. The percentages attributed to each of the corporate and individual performance goals, if applicable, will be based upon the global level of the Participant’s job. The percent tied to corporate results increases for Participants in job levels with a greater direct impact on Visa Inc.’s performance.

Such corporate and individual performance goals, including any applicable targeted achievement levels, will be determined by the Company’s management and if required to comply with Code Section 162(m) with respect to any 162(m) Covered Employee, approved by the Compensation Committee. Participants whose targeted award percentage is changed during the Plan Year will have their final target incentive award percent prorated for the portion of time spent at each target award percentage; provided that with respect to a Participant whose award hereunder is intended to constitute performance-based compensation under Code Section 162(m), solely to the extent required to comply with Code Section 162(m), such target award percentage may be reduced but not increased following the date it is initially established for the applicable Plan Year.

4.2(i) Corporate Goals

Specific additional corporate goals may be established for an applicable Plan Year. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee or the Company’s management. To the extent required to comply with Code Section 162(m), corporate goals with respect to payments intended to constitute performance-based compensation under Code Section 162(m) shall be based on one or more of the Corporate Goals set forth in Section 1.7 as of the date this Plan is approved by the Company’s shareholders and shall be approved by the Compensation Committee in writing prior to the latest date on which Corporate Goals may be established in accordance with Treasury Regulation Section 1.162-27(e)(2)(i).

4.2(ii) Individual Goals
Individual goals and success criteria for each Plan Year may be established for Participants. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee, the Company’s management, or jointly by the Participant and Company management with the final determination made by Company management. Such individual goals can be revised after the beginning of the Plan Year to reflect changing business priorities or changes in job or role.

4.3	Any awards for Participants who began participating in the Plan after the beginning of the Plan Year (October 1) or were in an unpaid leave of absence status for a portion of the Plan Year, and who met the eligibility requirements above, will be prorated to reflect the portion of the Plan Year during which the Participant was eligible to participate in the Plan; provided, that, solely to the extent required for payments to qualify as performance-based compensation under Code Section 162(m), payments to Participants who begin participating in the Plan following the latest date on which Threshold Corporate Goals or Corporate Goals, as applicable, may be established in accordance with Treasury Regulation Section 1.162-27(e)(2)(i) shall not constitute performance-based compensation under Code Section 162(m).

Section 5: VIP PAYOUT DETERMINATION

Following the Performance Period, the Company’s management, or the Compensation Committee with respect to awards intended to constitute performance-based compensation under Code Section 162(m), in their discretion, as applicable, will determine the amount of individual awards based on the achievement of the applicable previously designated Threshold Corporate Goals or Corporate Goals, as applicable, provided that the incentive award amount to be paid out to any 162(m) Covered Employee with respect to any Performance Period shall not exceed the Maximum Award.

To the extent additional corporate goals are applicable to all or certain Participants for an applicable Performance Period, the payout amount of any incentive award payment to any such Participant related to such corporate goals will be calculated based on actual performance against the specific goals selected for such Participants.

With respect to any individual performance goals, other than for 162(m) Covered Employees, Company management may make recommendations for the payment amount associated with such individual component based upon the Participant’s performance during the Plan Year and payout guidelines determined at the discretion of the CEO based on the amount of the total Performance Period Pool. The Compensation Committee will make such determination with respect to any individual performance goals applicable to 162(m) Covered Employees.

Final incentive award payouts are approved by the CEO except those requiring approval of the Compensation Committee. Awards for the CEO and other 162(m) Covered Employees require approval of the Compensation Committee. Awards intended to constitute performance-based compensation under Code Section 162(m) shall be based on the extent to which the Threshold Corporate Goals or Corporate Goals, as applicable, have been attained (subject to Section 6.6) and shall be paid only upon certification by the Compensation Committee of the extent to which the Threshold Corporate Goals or Corporate Goals, as applicable, and any other material terms for the applicable Plan Year have been satisfied, in accordance with Treasury Regulation Section 1.162-27(e)(5).

Section 6: AWARD ADMINISTRATION

6.1	The Plan Year is the fiscal year beginning October 1 and ending September 30.

6.2	Final incentive award payouts are approved by the CEO except that awards for the CEO and 162(m) Covered Employees require approval of the Compensation Committee (and certification in accordance with Section 5, above).

6.3	Awards are paid as soon as practical after the end of the Plan Year, but no later than December 15 of the subsequent Plan Year.

6.4	Award payments shall be made to Participants in cash, provided that the Compensation Committee may, in its discretion, with respect to any Performance Period and with respect to one or more Participants, provide that all or any portion awards to such Participants shall be paid in Company common stock or awards in respect of Company common stock pursuant to an equity plan maintained by the Company to the extent permitted by the terms of such plan.

6.5	Participants generally must be actively working at the close of the Plan Year with continued employment through the date of CEO or Compensation Committee approval as required in Section 5, to be eligible for the payment of an award. However, Participants on unpaid leaves of absence are eligible to receive an award prorated for the period of time they were on paid status and actively performing their jobs, and with respect to amounts intended to constitute performance-based compensation under Code Section 162(m), solely on attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the applicable Plan Year. Payouts to those Participants on such unpaid leave of absence at the time of payout are at the discretion of the Global Head of Human

Resources (or the Compensation Committee with respect to Section 162(m) Covered Employees); provided that to the extent required to qualify payments as performance-based compensation under Code Section 162(m), such discretion with respect to amounts intended to constitute performance-based compensation under Code Section 162(m) shall only be exercised in a manner which reduces the amount otherwise payable as a result of the attainment of the Threshold Corporate Goals or Corporate Goals, as applicable.

6.6	Participation in the Plan does not guarantee the Participant the payment of an award. All awards under the Plan are discretionary and subject to approval by the CEO, or the Compensation Committee, as applicable; provided that any discretion with respect to amounts intended to constitute performance-based compensation under Code Section 162(m) shall be exercised only in a manner which reduces the amount otherwise payable as a result of the attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, and, solely to the extent necessary to ensure that any award intended to qualify as performance-based compensation under Code Section 162(m) so qualifies, and such exercise of discretion to reduce an amount otherwise payable may not increase the award amount of any 162(m) Covered Employee.

6.7	Except as would result in amounts intended to constitute performance-based compensation under Code Section 162(m) ceasing to be performance-based compensation under Code Section 162(m) and subject to the limitation on discretion set forth in Section 6.6, extraordinary occurrences may be considered by the Compensation Committee when assessing performance results, and adjustments may be made to the performance measures at the discretion of the Compensation Committee to ensure that the objectives of the Plan are served.

6.8	Awards payable under the Plan may not be assigned, transferred or subjected to liens except as otherwise provided by law.

6.9	Except as provided in Section 6.10, if a Participant’s employment is terminated before September 30 of the Plan Year for reasons other than Disability, death or Normal Retirement, the Participant shall not be paid any award for the Plan Year in which employment terminates. If such employment is terminated as a result of Disability or death, a prorated payout for the portion of the Plan Year the Participant was employed by the Company may, at the sole discretion of the Global Head of Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees), be made to the Participant or, in the event of death, to the Participant’s estate. If a Participant’s employment is terminated as a result of a Normal Retirement, the Participant may, at the sole discretion of the Global Head of Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees) be paid a pro-rata award for the Plan Year, subject to the provisions of this Plan; provided that the incentive awards applicable to any 162(m) Covered Employees shall be payable only upon attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year.

6.10	Except as would result in amounts intended to constitute performance-based compensation under Code Section 162(m) ceasing to be performance-based compensation, upon termination of a Participant’s employment under a severance benefits plan or agreement, a prorated payment may be made at the sole discretion of the Global Head of Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees); provided that the incentive awards applicable to any 162(m) Covered Employees shall be payable only upon attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year. Any payment under this Section 6.10 shall be conditioned upon the Participant’s prior execution and non-revocation of a severance agreement and release in the form provided by the Company within the time specified by such severance agreement and release form.

6.11	Participation in the Plan does not confer any right to employment nor create an employment contract or agreement of any sort with any Participant.

Section 7:	MAXIMUM PERFORMANCE PERIOD PAYMENTS; FUNDING; NO CREATION OF
TRUST

Plan payments are paid by the Company and may not exceed the Performance Period Pool, if any, approved in advance by the Compensation Committee with respect to any Performance Period.

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

Section 8: GENERAL

8.1	Notwithstanding any other provision of this Plan to the contrary, any award granted, and/or amount payable or paid hereunder shall be subject to potential cancellation, rescission, recoupment payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”), to the extent the Policy applies to such award or amount. By accepting an award or the payment of any amount under the Plan, each Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy and any future amendment of the Policy or similar policies that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agrees that the Company may take such actions as are permitted under the Policy any similar policy (as applicable to any Participant) or applicable law without further consent or action being required by such Participant. To the extent that the terms of this Plan and the Policy conflict, then the terms of such Policy shall prevail.

8.2	The Global Head of Human Resources, in consultation with the Head of Total Rewards, has the sole responsibility for interpreting and administering the Plan as necessary. The decisions of the Global Head of Human Resources regarding the interpretation and administration of the Plan are final and binding on all parties. Notwithstanding the foregoing, to the extent required by Code Section 162(m), the Compensation Committee shall be responsible for interpreting and administering the Plan with respect to awards intended to constitute performance-based compensation under Code Section 162(m).

8.3	All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income and employment taxes. The Participant’s employer shall withhold such taxes in accordance with applicable tax law.

8.4	The Plan shall be interpreted and construed in a manner as to cause payments intended to constitute performance-based compensation under Code Section 162(m) to qualify as performance-based compensation under Code Section 162(m). The Plan may be amended or terminated at any time for any reason by the Compensation Committee. In particular and without limitation, the Compensation Committee may at any time amend or add to the provisions of the Plan and the terms of participation in the Plan as it considers necessary or desirable to take account of or to comply with relevant overseas law or regulation or for any other reason. Notwithstanding the foregoing, shareholder approval shall be obtained in connection with an amendment for which shareholder approval is necessary to ensure that payments hereunder may constitute performance-based compensation under Code Section 162(m).

8.5	The effective date of the Plan as amended and restated is January 27, 2011, subject to approval of the Company’s stockholders at the 2011 Annual Meeting of Stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

8.6	The laws of the State of California shall control all matters relating to the Plan.